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                                                                    Exhibit 15.1

Awareness Letter from Independent Registered Public Accounting Firm

May 8, 2007

Aceto Corporation
Lake Success, New York

We are aware that Aceto Corporation and subsidiaries has incorporated by reference in its Registration Statements on Form S-8 (No. 33-38679, No. 333-90929, and No. 333-110653) our report dated May 8, 2007, relating to the Company's unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended March 31, 2007. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 8, 2007.

/s/ BDO Seidman, LLP

Melville, New York